Exhibit 99.2

HAN KUN LAW OFFICES

Room 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/ 5522

September 9, 2010

To:      ChinaCache International Holdings Ltd.

Scotia Center, 4th Floor, P.O. Box 2804,

George Town, Cayman Islands, British West Indies

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to ChinaCache International Holdings Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company and certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) of American Depositary Shares (“ADSs”), representing ordinary shares of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed listing of its ADSs on the Nasdaq Global Market.

A.     Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)        All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all

Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)       Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii)      The Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)      The laws of countries other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)       All factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true and correct.

B.     Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)     “Beijing Blue I.T.” means Beijing Blue I.T. Technologies Co., Ltd.;

(b)    “Beijing Jingtian” means Beijing Jingtian Technology Co., Ltd.;

(c)     “CSRC” means the China Securities Regulatory Commission of the PRC;

(d)    “Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(e)     “Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(f)     “Group Companies” means the Company and the PRC Companies;

(g)    “Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of the Company and the PRC Companies taken as a whole;

(h)    “PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(i)      “PRC Laws” mean all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(j)      “PRC Affiliates” means Beijing Blue I.T., Beijing Jingtian and Shanghai Jnet;

(k)     “PRC Companies” means the PRC Subsidiary, Beijing Blue I.T., Beijing Jingtian and Shanghai Jnet;

(l)      “PRC Subsidiary” means ChinaCache Network Technology (Beijing) Limited;

(m)    “SAFE” means the State Administration of Foreign Exchange of the PRC;

(n)    “Shanghai Jnet” means Shanghai Jnet Telcom Co., Ltd.

Based on our review of the Documents, to our best knowledge after due inquiry against the Company and the PRC Companies, subject to the Assumptions and the Qualifications, and except as publicly disclosed in the Registration Statement, we are of the opinion that:

1.     The PRC Subsidiary has been duly incorporated and is validly existing as a wholly foreign-owned company with limited liability under the PRC Laws as of the date of this opinion.  The PRC Subsidiary has the enterprise legal person status.

2.     Each of the PRC Affiliates has been duly incorporated and is validly existing as a limited liability company under the PRC Laws.  Each of the PRC Affiliates has the enterprise legal person status.

3.     The articles of association and the business license of each of the PRC Companies are in compliance with the requirements of the PRC Laws and are in full force and effect.

4.     The total amount of investment of the PRC Subsidiary is US$30,000,000 and the registered capital of the PRC Subsidiary is US$20,000,000 which has been contributed in full in accordance with the capital contribution schedule set forth in the articles of association of the PRC Subsidiary and the requirements of the PRC Laws. The PRC Subsidiary has obtained all Governmental Authorizations which are required under PRC Laws to be obtained from Governmental Agencies for the ownership by the Company of its equity interest in the PRC Subsidiary.  The Company legally owns 100% of the equity interest of the PRC Subsidiary, which to the best of our knowledge after due inquiry against the PRC Subsidiary is free and clear of any charges, liens, pledges, options or any other third party rights.

5.     The registered capital of each of the PRC Affiliates has been contributed in full in accordance with the applicable PRC Laws and the articles of association of such PRC Affiliate.

6.     Each of the PRC Companies has sufficient corporate right, power and authority for it to own, use, and license its assets and conduct its business in the manner described in its respective business license.  Except as disclosed in the Registration Statement, each of the PRC Companies has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, use and license its assets and conduct its business in the manner as described in its business license and in the Registration Statement.  Such Governmental Authorizations contain no material burdensome restrictions that are not described in the Registration Statement.  To our best knowledge after due inquiry, each of the PRC Companies are in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Companies has received any notification of proceedings relating to, or has any reason to believe that any Governmental Agencies are considering, the modification, suspension or revocation of any such Governmental Authorizations.  To our best knowledge after due inquiry, there are no circumstances which might lead to the suspension, alteration or cancellation of any of the Governmental Authorizations of the PRC Companies.  Nothing has come to our attention that makes us reasonably believe that any of the PRC Companies is in breach or violation of, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument and governed by PRC Laws to which it is a party or by which it or any of its properties may be bound.

7.     To our best knowledge after due inquiry, the business currently conducted by each of the PRC Subsidiary and the PRC Affiliates, as described in the Registration Statement, comply in all material aspects with the PRC Laws and its respective articles of association. Except as described in the Registration Statement, no Governmental Authorizations other than those already obtained is required under the PRC Laws for carrying out the business of the PRC Subsidiary and the PRC Affiliates as described in the Registration Statement.

8.     To our best knowledge after due inquiry, each of the PRC Companies has full, valid and clean title to all of its property, assets and intellectual property used in connection with its business, free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights, except as such disclosed or referred to in the Registration Statement and the audit report of the Company or such as do not materially interfere with the use made and proposed to be made of such assets and intellectual property by any of the PRC Companies, as the case may be.

9.     To our best knowledge after due inquiry, none of the PRC Companies has taken any corporate action, nor has any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

10.   To our best knowledge after due inquiry, there is no judgment or order made by any court, or governmental body in the PRC against any PRC Company which may have a Material Adverse Effect.

11.   In accordance with the Laws of the PRC on Foreign Invested Companies and its implementing rules (as amended), after payment (if any) of the corporate income tax and other applicable taxes, the PRC Subsidiary must make contributions to a reserve fund.  The rate of allocation to the reserve fund may not be lower than 10 percent of the after-tax profits.  Once the cumulative amount of allocation to the reserve fund equals to 50 percent of the registered capital of the PRC Subsidiary, no further allocations to the reserve fund need to be made.  The PRC Subsidiary must also make contributions to an employee bonus and welfare fund.  The rate of allocations for the employee bonus and welfare fund may be determined by the board of directors of the PRC Subsidiary in its own discretion. The PRC Subsidiary is prohibited from distributing profits unless the losses (if any) of previous years have been made up. Retained profits from previous years may be distributed together with the distributable profits of the current year.  The after tax profits not subject to the above restrictions may be distributed and remitted out of PRC to the Company.

12.   Except as disclosed in the Registration Statement, all dividends and other distribution declared and payable upon the Company’s equity interest in the PRC Subsidiary in Renminbi may under the current PRC Laws, be payable in foreign currency and may be freely transferred out of the PRC, and may be paid without the necessity of obtaining any Government Authorizations in the PRC.

13.   Each of the registered shareholders of the Company who is a PRC resident (to our best knowledge after due inquiry) has completed foreign exchange registration for his or her overseas shareholding in the Company in accordance with applicable PRC Laws, including the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, promulgated by the SAFE in October 2005, and other related implementing rules.  The Foreign Exchange Registration Forms for Overseas Investment by Domestic Residents issued by Beijing branch of the SAFE for each of the registered shareholders of the Company are in compliance with relevant regulations as of the date of this opinion.  Except for the foregoing, which is accurately disclosed in the Registration Statement, nothing has come to our attention that makes us reasonably believe that any of the PRC Companies fails to be in full compliance with any SAFE regulations.

14.   On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC, and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 (as amended subsequently).  The New M&A Rules purport, among other things, to require offshore special purpose vehicles that formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles, however, the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Registration Statement are subject to the New M&A Rules and Related Clarifications.  Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established in 2005 by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any “domestic company” as defined under the New M&A Rules, and no explicit provision in the New M&A Rules classifies the contractual arrangements between the Company, the PRC Subsidiary and each of the PRC Affiliates (as the case may be) as a type of acquisition transaction falling under the New M&A Rules, the Company is not required to obtain the approval from CSRC in connection with this Offering under the New M&A Rules.

15.   The statements in the Registration Statement under “Summary”, “Risk Factors”, “Our Corporate History and Structure” and “Regulations”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Our Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management”, “Related Party Transactions” and “Taxation” to the extent such statements relate to matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of PRC laws, are true and accurate in all material respects, and no material fact has been omitted from such statements which would make the same misleading in any material respect.

16.   The ownership structure of each of the PRC Companies as set forth in the Registration Statement complies with the current PRC Laws. The transactions conducted in the PRC involving the PRC Companies or the shareholders of the PRC Affiliates, insofar as such transactions relate to the establishment of such ownership structure as described in the section “Our History and Corporate Structure” in the Registration Statement, comply with the current PRC Laws. Except as accurately disclosed in the Registration Statement, to the best of our knowledge after due inquiry, no consent, approval or license other than those already obtained is required under the existing PRC Laws for the establishment of such ownership structures.

17.   Each of the PRC Subsidiary and the PRC Affiliate has full power and authority to execute each of the contractual arrangements described in the Registration Statements (collectively the “VIE Documents”) and perform its obligations thereunder.

18.   The execution of each of the VIE Documents by each of the PRC Companies and the shareholders of the PRC Affiliates to which it is a party, and the performance by each of the PRC Companies and the shareholders of PRC Affiliates of its obligations thereunder, do not result in a breach or violation of or constitute a default under (i) any provisions of the articles of association, business licenses or any other Governmental Authorizations of such PRC Company; (ii) any applicable PRC Laws, or (iii) to our best knowledge after due inquiry, any indenture, mortgage, deed of trust, loan agreement or other agreement governed by the PRC Laws to which such PRC Company is a party or by which or to which the properties or assets of such PRC Companies are bound or subject.

19.   Each of the VIE Documents is legal, valid, enforceable under the PRC Laws against and are binding on all the parties thereto, subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

20.   All of the equity interests in (i) Beijing Blue I.T. are legally owned as to 55% by

Song Wang and as to 45% by Xiaohong Kou, (ii) Beijing Jingtian are legally owned as to 50% by Xinxin Zheng and as to 50% by Huiling Ying and (iii) Shanghai Jnet are legally owned as to 41% by Yong Sha, as to 50% by Huiling Ying, as to 3% by Yin Hao, as to 3% by Yongkai Mei and as to 3% by Xiurong Mei, and all of these equity interests are, to the best of our knowledge after due inquiry, free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right, except for the pledges and options on the equity interests of the PRC Affiliates under the VIE Documents, which are accurately described in the Registration Statement. All Government Authorizations required under PRC Laws for the ownership by the aforementioned equity interest holders of the PRC Affiliates of their respective equity interests in the PRC Affiliates have been duly obtained. To the best of our knowledge after due inquiry, except as accurately disclosed in the Registration Statement and save for those set forth in the VIE Documents, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the PRC Affiliates.

21.   Each of the PRC Companies and the shareholders of the PRC Affiliates has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Documents to which it is a party. Each of the PRC Companies has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Documents to which it is a party. All required Governmental Authorizations in respect of the execution and performance of the VIE Documents have been obtained to ensure the legality, validity or enforceability of each of the VIE Documents in the PRC, except that when any option granted under any of the Exclusive Option Agreements is exercised, the relevant parties are required to obtain Governmental Authorizations for the transfer of equity interest.  Each of the VIE Documents constitutes legal, valid and binding obligations of each party to such agreements under the PRC Laws and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

22.   Except as disclosed in the Registration Statement and to the best of our knowledge after due inquiry, each of the PRC Companies has legal and valid title to, or otherwise has the legal right to use, the intellectual properties currently used by it in connection with its business, except such as do not materially interfere with the use made of such intellectual property by any of the PRC Companies.

23.   Other than potential withholding of PRC taxes on holders of the ADSs who are non-residents of the PRC in respect of (i) any payments, dividends or other distributions made on the ADSs or (ii) gains made on sales of the ADSs between non-residents of the PRC consummated outside the PRC, as required by the PRC Law, there are no other PRC income tax or other taxes or duties applicable to such ADS holders who are non-residents of the PRC unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Registration Statement.

24.   To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the Company or the PRC Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Company, would have a Material Adverse Effect. To the best of our knowledge after due inquiry, no such proceedings are contemplated by any Government Agency or any other third party and there is no fact, claim, event or circumstance which is likely to give rise to a claim under PRC Laws against any of the Group Companies.

25.   As a matter of PRC Laws, none of the Group Companies or Selling Shareholders, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from immunity of any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, or the enforcement of any judgment.

26.   As a matter of PRC Laws, no holder of any of the ADSs of the Company will be subject to liability in respect of any liability of any of the PRC Group Companies, and no holder of any of the ADSs of the Company who are not PRC residents after the completion of the Offering will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of the holding of such ADSs. There are no limitations under PRC Laws on the rights of holders of the ADSs to hold, vote or transfer their ADSs nor any statutory preemptive rights or transfer restrictions applicable to the ADSs or Ordinary Shares.

27.   The application of the net proceeds to be received by the Company from the sale of ADSs as contemplated by the Registration Statement will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses or other constituent documents of any PRC Companies, or, to the best of our knowledge after due inquiry, contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any PRC Companies, or any judgment order or decree of any Governmental Agency in the PRC.

28.   The description of PRC tax laws and regulations in general and as applicable to the PRC Companies in the Registration Statement is true and accurate in all material respects.  To our best knowledge after due inquire, the preferential tax treatments received by any of the PRC Companies are truly and accurately described in the Registration Statement in all material respects.

29.   There are no PRC taxes that are or will become applicable to any of the PRC Companies as a consequence of completion of the offering that have not been described in the Registration Statement.

30.   To the best of our knowledge after due inquiry, except those disclosed in the Registration Statement and/or the audit report of the Company, there are no outstanding guarantees or contingent payment obligations by any of the PRC Companies in respect of indebtedness of third parties.

31.   Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, nothing has come to our attention, insofar as PRC Laws is concerned, that causes us to believe that the Registration Statement (other than the financial statements, related schedules and financial information therein to which we express no opinion), as of the date hereof, contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein complete and not misleading.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.              Our opinion is limited to the PRC Laws of general application on the date hereof.  For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.  We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

ii.             The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.            Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.            This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.             We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiary and the PRC Affiliates and PRC government officials.

vi.            This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES